Exhibit 99.1

MOXIE PATRIOT LLC FINANCING AND SALE IS CONSUMMATED

December 19, 2013 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) announced that Panda Power Funds has completed the acquisition and successful financing of Moxie Patriot LLC. Gemma Power Inc. (GPI), a wholly-owned subsidiary of Argan Inc., has been funding Moxie Patriot in the development of an 829 MW natural gas-fired power plant in Lycoming County, Pennsylvania. As a result of the sale, GPI is receiving development success fees and repayment of the working capital advances plus accrued interest from the proceeds. Gemma Power Systems LLC (GPS), another subsidiary of Argan, has been awarded the EPC Agreement to design and build the power plant. The EPC Agreement has been assigned to Gemma-Lane Patriot Partners (GLPP), a joint venture between Gemma Power Systems and The Lane Construction Corporation for the construction of the plant. GPS holds a 75% interest in GLPP.

This is the second major power plant project development funding provided by GPI. GPI advanced working capital to the Panda Liberty LLC (Liberty) 829 MW gas fired power plant located in Bradford County, Pennsylvania. Liberty was also acquired by Panda Power Funds earlier this year. An additional joint venture between Gemma Power Systems and The Lane Construction Corporation was awarded the EPC agreement. Full notice-to-proceed was received on August 21, 2013. Construction of the plant will be completed in early 2016.

Commenting on the Moxie Patriot project, Rainer Bosselmann, Chairman and Chief Executive Officer stated, “We are happy to once again join forces with Panda Power Funds in constructing a second large scale, state of the art, power facility.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiaries. These energy plants include traditional natural gas-fired power plants as well as alternative energy facilities including biodiesel, ethanol and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Arthur Trudel
301.315.0027	301.315.9467